Exhibit 5.1

July 14, 2003

Digital Video Systems Inc.
1731 Technology Drive
San Jose, CA 95110

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the registration statement on Form S-3 (Registration No. 333-103241), as amended (the "Registration Statement"), to be filed by you with the Securities and Exchange Commission on or about the date hereof in connection with the registration under the Securities Act of 1933, as amended, of the resale of up to 711,128 shares of your Common Stock (the "Shares"). Of such Shares, 255,000 shares may be issued to some of the selling stockholders upon the exercise of warrants granted. We understand that the Shares are to be offered for sale by the selling stockholders named in the Registration Statement, and that such sales may be made from time to time in the over-the-counter-market at prevailing prices or as otherwise described in the Registration Statement. As your legal counsel, we have also examined the proceedings taken by you in connection with the issuance of the Shares.

It is our opinion that the Shares, when sold in accordance with the above conditions, will be validly issued, fully paid and non-assessable under the laws of the State of Delaware.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

Sincerely,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation